                                                                    EXHIBIT 99.2

February 28, 1999



Patriot American Hospitality, Inc.
1950 Stemmons Freeway, Suite 6001
Dallas, Texas 75207
Attn.: William W. Evans III

Wyndham International, Inc.
1950 Stemmons Freeway, Suite 6001
Dallas, Texas 75207
Attn.: Leslie Ng

Ladies and Gentlemen:

     Reference is made to (i) the Purchase Price Adjustment Mechanism Agreement (the "Forward Agreement") dated April 6, 1998 among Patriot American Hospitality, Inc. ("Patriot"), Wyndham International, Inc. (collectively, the "Companies") and PaineWebber Financial Products, Inc. ("PaineWebber") and (ii) the letter agreement (the "Standstill Agreement") dated as of February 1, 1999, by and among the Companies and PaineWebber.

     We hereby acknowledge and agree that the Securities Purchase Agreement, dated as of February 18, 1999, by and among the Companies and the investors named therein, together with the commitment letters dated as of February 19, 1999 among The Chase Manhattan Bank, Chase Securities, Inc. and Patriot and the commitment letter dated as of February 19, 1999 among The Chase Manhattan Bank, Chase Securities, Inc., Bear, Stearns & Co. Inc. and Patriot, is an "Acceptable Transaction Agreement" within the meaning of the Standstill Agreement.

     You hereby represent to us that, on the date hereof, there is no Cross-Default (as defined in the Forward Agreement but without giving effect to any 5 or 15-day cure period provided in Section 4.2(a) of the Forward Agreement).

     Assuming the accuracy of the above representation, we acknowledge and agree that the Extended Standstill Period (as defined in the Standstill Agreement) is in effect.

     In addition, the parties agree that paragraph 4(a)(iv) of the Standstill Agreement shall be amended by adding at the end thereof the following:

"the provisions of any Acceptable Transaction Agreement calling for the settlement of the Companies' obligations under the Forward Agreement shall be modified without the written consent of PaineWebber, or the Companies shall, without PaineWebber's prior written consent, have publicly announced an intention to modify such provisions, in each such case where such Acceptable Transaction Agreement, as so modified, would not constitute an Acceptable Transaction Agreement, or"

        The parties hereto agree that the Standstill Agreement, as hereby supplemented, remains in full force and effect.

        This letter agreement may be executed in several counterparts, all of which shall be identical, and all of which counterparts together shall constitute one and the same instrument.

                                    Sincerely,


                                    PaineWebber Financial Products, Inc.

                                    By: /s/ DARREN DRAKE
                                       ------------------------------
                                       Name:   Darren Drake for Terrence Farmer
                                       Title:  Vice President


AGREED TO AND ACCEPTED:

Patriot American Hospitality, Inc.          Wyndham International, Inc.


By: /s/ WILLIAM W. EVANS III                By: /s/ WILLIAM W. EVANS III
   ------------------------------              ------------------------------
Name:   William W. Evans                    Name:   William W. Evans
Title:  President and Chief                 Title:  President and Chief
         Operating Officer                           Operating Officer


                                       3